Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mirant Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-130935) on Form S-8 of Mirant Corporation of our report dated February 26, 2010, with respect to the consolidated balance sheets of Mirant Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), cash flows and the related financial statement schedules for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Mirant Corporation.

Our report refers to the adoption of accounting guidance related to the recognition and disclosure provisions for fair value measurements for financial instruments and nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a recurring basis, in 2008, and the adoption of the aforementioned recognition and disclosure provisions for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis, in 2009.

/s/ KMPG LLP

Atlanta, Georgia

February 26, 2010